U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Kimelman             Michael
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   (Last)               (First)         (Middle)

  100 Park Avenue
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                                    (Street)

   New York                    New York                         10017
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   (City)                       (State)                         (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Ultralife Batteries, Inc.  (ULBI)

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     April 2001

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5. If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_] Director                               [X] 10% Owner
     [_] Officer (give title below)             [_] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person
     [_] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (Month/       (Month/      ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (Day/Year)    Day/Year)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock             4/5/2001                    P                198         A      5.030                  (I)        ++
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Common Stock             4/6/2001                    P                  6         A      5.343                  (I)        ++
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Common Stock             4/9/2001                    P                216         A      5.118                  (I)        ++
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Common Stock             4/10/2001                   P                240         A      5.721                  (I)        ++
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Common Stock             4/11/2001                   P                240         A      5.556                  (I)        ++
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Common Stock             4/12/2001                   P                240         A      5.634     26,736       (I)        ++
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                            (Print or Type Response)

(Over)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          Deriv-     Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                       4.      Securities    Date             Securities        Price   ficially   ity:    In-
             cise    3.       3A.        Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price   Trans-   Deemed     action  or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of      action   Execution  Code    of(D)         (Month/Day/Year)           Amount  ative   Reported   In-     ficial
Title of     Deriv-  Date     Date,      (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-     direct  Owner-
Derivative   ative   (Month/  if any     8)      4 and 5)      Date     Expira-           Number  ity     action(s)  (I)     ship
Security     Secur-  Day/     (Month/    ------  ------------  Exer-    tion              of      (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity     Year)    Day/Year)  Code V   (A)    (D)   cisable  Date    Title     Shares  5)      4)         4)      4)
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Explanation of Responses:
++ The securities reported on this filing are held in the account of an unregistered investment company over which the Reporting Person has investment discretion through the Reporting Person's position in the general partner of said entity. The Reporting Person in turn has a pecuniary interest in the securities held by said unregistered investment company equal to his portion of the incentive allocation potentially made to the general partner of said entity each year.


         /s/ Michael Kimelman                              October 15, 2002
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      **Signature of Reporting Person                            Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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